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                                                                 Exhibit (g)(25)

                              ADDITIONAL PORTFOLIO AGREEMENT

         This Agreement, dated as of September 27, 1999, is between Goldman Sachs Trust (the "Trust"), a business trust organized and existing under the laws of the State of Delaware and having its principal place of business at 4900 Sears Tower, Chicago, Illinois 60606, and State Street Bank and Trust Company (the "Custodian"), a Massachusetts trust company having its principal place of business at 225 Franklin Street, Boston, Massachusetts 02110.

                                   WITNESSETH:

          WHEREAS, Goldman Sachs Trust and Goldman Sachs Money Market Trust, Massachusetts business trusts and Goldman Sachs Equity Portfolios, Inc., a Maryland corporation (each, a "Predecessor Entity") have each entered into separate Custodian Contracts with the Custodian dated as of July 15, 1991, December 27, 1978 and April 6, 1990, respectively (each, a "Contract", and collectively, the "Contracts");

          WHEREAS, pursuant to a reorganization on April 30, 1997, the investment portfolios of each Predecessor Entity reorganized into corresponding separate portfolios of the Trust;

          WHEREAS, pursuant to three letter agreements between the Trust and the Custodian, each dated as of September 27, 1999, each of the Contracts remains in full force and effect with respect to such separate portfolios of the Trust; and

          WHEREAS, each of the Contracts allows for the addition of additional portfolios of investments, pursuant to mutual agreement between the Trust and the Custodian;

          NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows:

          That each of the portfolios listed on Appendix A hereto has been added to the corresponding Contract listed on such Appendix A, effective as of the corresponding date listed on such Appendix A.

          IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and behalf by its duly authorized representative as of the date first above written.


STATE STREET BANK AND TRUST                       GOLDMAN SACHS TRUST
COMPANY

By /s/ Ronald E. Logue                            By /s/ Michael Richman
  -------------------------                         -------------------------
Its: Vice Chairman                                Its: Vice Chairman